ROTOBLOCK CORP.

January 26, 2012

/ CORRECTION - Rotoblock Corp.

BEIJING--(Marketwire -01/26/12)- In the news release, "Hedge Fund Veteran Andrew S. Schneider Named CEO of Rotoblock Corp. (RTBC.OB)" issued on January 24, 2012, by Rotoblock Corp. (OTC.BB: RTBC.OB - News), we are advised by the company that Andrew Schneider's middle initial is 'P.' and not 'S.' as it appeared. The effective date of Schneider's appointment is January 20, 2012. Complete corrected text follows.

Hedge Fund Veteran Andrew P. Schneider Named CEO of Rotoblock Corp. (RTBC.OB)

CEO Appointment Follows 2011 Acquisition of China's daifuWaste

BEIJING -- January 24, 2012 -- Rotoblock Corp. (OTC.BB: RTBC.OB - News), a publicly-owned California-based corporation investing in emerging technology opportunities in China, has appointed veteran Hedge Fund manager Andrew P. Schneider as Chief Executive Officer effective January 20, 2012. The CEO appointment follows the 2011 acquisition of daifuWaste Management Holding Limited, a medical waste treatment company with headquarters in Beijing.

Andrew P. Schneider, 37, is a veteran Hedge Fund manager as well as an authority on hedge funds and related financial services. Schneider helped establish HedgeCo Networks in 2001. He participated in numerous private placements, PIPE transactions and public offerings with a total value of over $250 million. Earlier in his career, Schneider held positions with Morgan Stanley and Prudential Securities. In 2011, he established Global Hedge Fund Advisors.

In 2011 Rotoblock acquired daifuWaste, a leading provider of medical waste disposal management in China. More efficient and environmentally friendly with lower maintenance costs, daifuWaste's technology is fully compliant with international health standards.

"The opportunity to gain market-entry into China with such a breakthrough environmental technology is a win-win," said Schneider. "Thank you to the shareholders of Rotoblock for this opportunity to help transform the company into a global player in the medical and pharmaceutical industries."

Chien Chi Liu has resigned as Chief Executive Officer and remains a member of Rotoblock's board of directors. For more details about the company, technology, and regulatory filings, visit: http://www.rotoblock.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

CONTACT:

Andrew P. Schneider

Chief Executive Officer

707-578-5220